UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 3, 2020
Date of Report
(Date of earliest event reported)
AGCO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-12930	58-1960019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4205 River Green Parkway
Duluth, Georgia 30096
(Address of principal executive offices, including Zip Code)
770 813-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of Class	Trading Symbol	Name of exchange on which registered
Common stock	AGCO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01	Other Events

AGCO Reinforces Strategic Direction with Leadership Succession and Governance Updates

Dear Fellow AGCO Stockholders:

AGCO is committed to sound corporate governance that is in the best interests of all of our stockholders and that aligns with our goal of long-term value creation. We currently are conducting a proactive and extensive engagement cycle with our stockholders to understand what our investors view as most important with respect to these issues. To that end, the AGCO Board of Directors is in the process of making several governance and compensation updates.

As previously announced, AGCO’s current Chairman, President and CEO, Martin Richenhagen will retire on December 31, 2020. Mr. Richenhagen will be succeded by our current COO, Eric Hansotia, a seven-year veteran of the Company with over 25 years of industry leadership experience. The announcement was the culmination of a thoughtful succession planning process conducted by the Succession Planning Committee and the full Board of Directors. The Board, particularly the independent directors, continues to believe that it is important for Eric to serve as both Chair and CEO in order to be AGCO’s overall leader as our business evolves towards a more precision agriculture and high-tech equipment strategy that is broadly supported by our stockholders. This strategy has proven to be an important growth driver for our Company under Eric’s leadership to-date as COO, while we continue to refine our governance practices and strengthen our Board of Directors with skills that support this strategy.

In connection with this critical leadership transition, and in light of several recent and planned director retirements, the Board has been conducting a holistic review of AGCO’s governance and compensation practices. For many years, the Governance Committee and Board have reviewed the Board’s leadership structure annually, and this year there has been particularly robust and thoughtful consideration of the go-forward leadership structure. The Board is focused on ensuring strong independent oversight, and to that end, has been considering stockholder feedback on a number of changes to our Board leadership and governance practices.

In December 2020, the Board:

•Appointed Mike Arnold as its new Lead Independent Director, effective January 1, 2021
•Enhanced the already robust duties of the Lead Independent Director role
•Appointed three new Committee chairs, also effective January 1, 2021: Sondra Barbour for the Audit Committee, George Minnich for the Finance Committee, and Mike Arnold for the Governance Committee
•Adopted five-year term limits for Board leadership positions, including the Lead Independent Director position and three independent Committee Chairs
•Updated AGCO’s Hedging and Pledging Policy

The holistic review is ongoing and likely will lead to other changes in 2021.

The Board has been actively focused on the rotation of key Board leadership roles, having started this process at the 2020 Annual Meeting with the appointment of new chairs of the Compensation and Finance Committees.

Beyond its focus on Board leadership roles, the Board has been and remains actively focused on its overall composition. AGCO appointed new directors in 2019 and in 2020, while one director retired at our 2020 Annual Meeting. Five additional directors will retire over the next two years, and we have been planning for their succession as well. The Governance Committee is in the late stages of the interview process with several director candidates. We are prioritizing candidates with experience in digital and autonomous technology, agriculture, heavy equipment and strong channel management, as well as those with international experience. As a result of our focused Board refreshment efforts, AGCO’s average Board tenure is expected to be less than six years by May 2021.

Also in connection with our CEO transition, and in consideration of stockholder feedback and recent Say-on-Pay vote results, the Compensation Committee has redesigned the executive compensation program for implementation in 2021. The program includes a new approach to ensure pay for performance while addressing industry cycles, a relative TSR performance component, as well as new performance metrics for both the annual and long-term incentives.

With respect to all of the Board and governance changes that currently are underway at AGCO, our primary goal is to act in the best interests of all our stockholders, including TAFE and our unaffiliated stockholders. TAFE has commercial relationships with AGCO and also has a representative serving on the AGCO Board. It should be understood that, as in any business partnership, our interests will not always be aligned.

We appreciate the time our stockholders have taken to discuss these topics with us over the past several months, and we look forward to continuing this dialogue with them.

Sincerely,

The Independent Directors of AGCO’s Board of Directors

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page from this Current Report on Form 8-K is formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer
Dated: December 3, 2020